Exhibit 10.79

AMENDMENT NO. 1, dated as of April 18, 2011 (this “Amendment”), to the Employment Agreement by and between Burger King Corporation (together with any successor thereto, the “Company”) and Jonathan Fitzpatrick (the “Executive”), dated as of October 25, 2010 (the “Employment Agreement”).

WHEREAS, Executive commenced employment with the Company on June 20, 2005; and

WHEREAS, the Company desires that Executive continue to serve the Company on the terms and conditions set forth in the Employment Agreement as herein amended.

NOW, THEREFORE, the Company and Executive hereby agree that the Employment Agreement shall be amended as follows:

1. Position and Responsibilities. Effective February 25, 2011, Section 2(b) of the Employment Agreement shall be amended to replace the title “Executive Vice President, Global Operations” with “Executive Vice President, Chief Brand and Operations Officer”.

2. Base Salary. Effective April 22, 2011, Section 3 of the Employment Agreement is hereby amended to replace the sum “$350,000” with the sum “$400,000”.

3. Annual Incentive Compensation. Effective as of January 1, 2011, Section 4 of the Employment Agreement is amended to replace the words “One Hundred Twenty percent (120%)” with the words “One Hundred Forty percent (140%)”.

4. Payments Upon Certain Terminations.

(a) Effective January 1, 2012, Section 8(f)(i)(A)(1) and Section 8(f)(i)(A)(2) of the Employment Agreement are deleted in their entireties and replaced with the following:

“(A)(1) during the period commencing on the first business day following the Date of Separation from Service and ending on the six (6) month anniversary of the Date of Separation from Service, Executive shall receive, in substantially equal installments, in accordance with the Company’s regular payroll policies, an amount equal to the lesser of (x) the Safe Harbor Amount (as defined below) and (y) one-half (1/2) of the Severance (as defined below) (such lesser amount, the “Initial Severance Payment”); provided, that such payments shall commence on the 60th day following the Date of Separation from Service (the “Commencement Date”), provided, further, that the first installment payment shall equal the sum of the installments that would have been made between the Date of Separation from Service and the Commencement Date; and

For purposes of Section 8(f)(i), the “Safe Harbor Amount” means an amount equal to two times (2x) the lesser of (1) the sum of Executive’s “annualized compensation” within the meaning of Code Section 409A and (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) (i.e., with respect to 2010, $245,000). Additionally, for purposes of Section 8(f)(i), the “Severance” means an amount equal to Executive’s Base Salary as of the Date of Separation from Service.

(A)(2) during the period commencing on the first business day following the six (6) month anniversary of the Date of Separation from Service and ending on the first anniversary of the Date of Separation from Service, Executive shall receive in substantially equal installments, in accordance with the Company’s regular payroll policies, an amount equal to (x) the Severance minus (y) the Initial Severance Payment.

(A)(3) a portion of Executive’s Annual Bonus for the fiscal year of the Company during which Executive was employed that includes the Date of Separation from Service, such portion to equal the Pro-Rata Bonus (defined in Section 8(f)(ii) of the Employment Agreement), such amount to be payable to Executive within five (5) business days following the Bonus Payment Date (defined in Section 8(f)(ii) of the Employment Agreement).”

(b) Effective January 1, 2012, Section 8(f)(i)(B) of the Employment Agreement is amended to replace the word “second” with the word “first”.

(c) Effective January 1, 2012, Section 8(f)(ii) shall be amended by adding the words “and Section 8(f)(i)(A)(3)” immediately following the words “For purposes of this Section 8(f)(ii)”.

5. Restrictive Covenants.

(a) Effective January 1, 2012, Section 9(b) of the Employment Agreement is hereby amended by deleting the following parenthetical immediately following the phrase “period of one (1) year”: “(or, in circumstances in which Executive receives severance payments pursuant to Section 8(f)(i) hereof, the period of two (2) years)”.

(b) Effective January 1, 2012, Section 9(c) of the Employment Agreement is hereby amended by deleting the following parenthetical immediately following the phrase “one (1) year period”: “(or, in circumstances in which Executive receives severance payments pursuant to Section 8(f)(i) hereof, the two (2) year period)”.

6. Equity Incentive Compensation. Executive will be eligible to receive the following grant pursuant to the terms and conditions of the Equity Plan: a grant of options to purchase one millishare (1/1000th of a share) each of common stock of Burger King Worldwide Holdings, Inc., with the number of millishares of common stock underlying the options having an aggregate grant date fair value of $1,000,000, such valuation to be determined by the Company, each option having an exercise price equal to the fair market value (as defined in the Equity Plan or applicable award agreement) of one millishare of common stock of Burger King Worldwide Holdings, Inc. on the grant date, which options will cliff vest on October 19, 2015, provided that Executive remains in the continuous employment of the Company from the date of grant to the vesting date (the “Option Award”). The Option Award will be granted on May 1, 2011 (subject to postponement as may be required pursuant to Burger King Worldwide Holdings, Inc.’s Equity Grant Policy). Additionally, the Option Award will be evidenced by award agreements in accordance with the terms of the Equity Plan and will be subject to all applicable provisions of the Equity Plan.

7. Modification. The Employment Agreement, except as expressly modified hereby, shall remain in full force and effect.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.

[signature page follows]

Intending to be legally bound hereby, the parties have executed this Amendment as of the date first set forth above.

BURGER KING CORPORATION

By	/s/ Bernardo Hees
Bernardo Hees

EXECUTIVE

By	/s/ Jonathan Fitzpatrick
Jonathan Fitzpatrick